Exhibit 10.26
PERFORMANCE RESTRICTED STOCK UNIT
AWARD AGREEMENT
Pursuant to the Phillips Edison Grocery Center REIT I, Inc. Amended and Restated 2010 Long-Term Incentive Plan as amended through the date hereof (the “Plan”), Phillips Edison & Company (the “Company”) hereby grants an award (this “Award”) of the maximum number of Restricted Stock Units set forth on Exhibit A hereto (the “Maximum Award”) to the Grantee set forth on Exhibit A hereto. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”), of the Company.
1.Defined Terms. Capitalized terms in this award agreement (this “Agreement”) shall have the meaning specified in the Plan, unless a different meaning is specified herein. The following terms shall have the following respective meanings:
(a)“Change in Control” means and includes the occurrence of any one of the following events (it being the intention of the Company to set forth, interpret and apply the following provisions in a manner conforming with Section 409A of the Code insofar as applicable):
(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or an Affiliate or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (A) fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors or (B) fifty percent (50%) or more of the Company’s then outstanding securities on a fully diluted basis, including OP Units (in each case, other than solely as a result of the acquisition by or on behalf of the Company of its own voting securities);
(ii) (A) a merger, reverse merger or other business combination or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than an Affiliate of the Company, except for a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation, (B) the complete liquidation or dissolution of the Company;
(iii)the Incumbent Directors cease for any reason to be a majority of the members of the Board; or
(iv)a person (or group), other than an Affiliate, acquires (or has acquired, during a 12-month period), assets that have a total gross fair market value of fifty percent (50%) or more of the total gross fair market value of all assets of the Company immediately prior to such acquisition.

Notwithstanding the foregoing, any transaction involving any vehicle managed or sponsored by the Company or any of its Subsidiaries will not be a Change in Control.
(b)“Expiration Date” means the five-year anniversary of the last day of the Performance Period.
(c)“Performance Period” means the three calendar year period commencing on January 1st of the year in which the Grant Date (as defined in Exhibit A) occurs and concluding on the last day of such three-year period.
(d)“Valuation Date” means the earlier of (a) the last day of the third calendar year of the Performance Period or (b) the date upon which a Change in Control occurs.
2.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to this Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 3 of this Agreement and (ii) shares of Stock have actually been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
3.Vesting of Restricted Stock Units. As soon as practicable following the Valuation Date, but in no event later than 60 days thereafter, the Committee shall certify whether and to what extent the Performance Metrics (as defined in Exhibit A) were achieved and the percentage of the Maximum Award, if any, earned by the Grantee (the Restricted Stock Units earned based on such certification, the “Earned Restricted Stock Units”). The extent of the achievement of the Performance Metrics and the percentage of the Maximum Award earned at the end of the Performance Period, if any, will be determined as set forth on Exhibit A hereto. For the avoidance of doubt, in no event shall the Earned Performance Units be greater than the number of Performance Units issued pursuant to this Award. Subject to Section 3 of Exhibit A, fifty percent (50%) of the Earned Restricted Stock Units shall be deemed vested on the last day of the Performance Period and the remaining fifty percent (50%) of the Earned Restricted Stock Units shall vest on the first anniversary of the last day of the Performance Period, provided that the Grantee remains employed by the Company or any of its Subsidiaries through such date (each such date, a “Vesting Date”). The Committee may at any time accelerate the vesting schedule specified in this Section 3.
4.Change in Control. Notwithstanding the foregoing, in the event that a Change in Control occurs prior to the end of the Performance Period, the Committee will determine the percentage of the Maximum Award that will be considered to be Earned Restricted Stock Units by pro-rating the Performance Metrics for the shortened performance period and then measuring such pro-rated Performance Metrics against actual performance of the Company through the date of the Change in Control. The Committee shall make such determination as soon as practicable following the date of the Change in Control but in no event more than sixty (60) days thereafter. Earned Restricted Stock Units will then be converted into time-based Restricted Stock Units that will be paid based on continued service and will vest in full on the last day of the original Performance Period. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company without Cause or the Grantee resigns for Good Reason within twenty-four (24) months following the date of the Change in Control, then all such converted time-based Restricted Stock Units shall immediately accelerate and vest as of the date of termination.

5.Termination of Employment. Except as otherwise provided in Exhibit A, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Section 3 above, all Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
6.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (or such later date as the Restricted Stock Units vest) but in no event later than two and one-half months after the end of the calendar year in which vesting occurs, the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of the Earned Restricted Stock Units that have vested pursuant to Exhibit A and Section 3 of this Agreement.
7.Dividends and Dividend Equivalents. Following the first Vesting Date, the Company will pay to the Grantee, in cash, an amount equal to the aggregate dividends that would have been paid with respect to the shares of Stock underlying the Earned Restricted Stock Units, including both the vested and unvested portion thereof, on or before such date if such shares of Stock had been issued as of the Grant Date. With respect to dividends with a record date prior to the first Vesting Date and a payment date after such date, the Company will pay the Grantee, in cash, on the respective payment dates for such dividends, an amount equal to the amount of such dividends that would have been paid with respect to the Stock underlying the Earned Restricted Stock Units as if they had been issued prior to the record date for such dividends. Following the first Vesting Date, the Grantee shall be entitled to receive an amount in cash equal to the product of (i) the per-share amount of any cash dividends, with a record date on or after the Grant Date and prior to settlement pursuant to Section 6, declared with respect to a share of Stock multiplied by (ii) the number of the Earned Restricted Stock Units granted herein that are outstanding on such record date, which amount shall be paid to the Grantee in cash if and when such dividend is paid to the holders of Stock. The payment of dividends under this Section 7 is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Agreement and this Section 7 will be construed and administered to comply with such requirements.
8.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 4.3 of the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Agreement shall control.
9.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
10.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
11.Share Repurchase Program. Grantee hereby agrees that during the period of employment with the Company or its affiliates and for a period of six (6) months following the end of such employment, Grantee will not, without the prior written consent of the Company, participate in the

Company’s Share Repurchase Program (“SRP”). The foregoing sentence shall not prohibit the ability of Grantee to sell, pledge, transfer, hypothecate, or otherwise dispose of shares of Stock in any other manner permitted under federal and state securities laws. In addition, the foregoing restriction on participation in the SRP shall not apply to repurchase requests in connection with Grantee’s death, “Qualifying Disability” (as defined in the SRP), or “Determination of Incompetence” (as defined in the SRP).
12.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
13.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning this Award.
14.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its Subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. The Relevant Information will only be used in accordance with applicable law.
15.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee by hand or at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the ____ day of ____________, 2020.
PHILLIPS EDISON & COMPANY, INC.
By:
Name
Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:
Grantee’s Signature

Exhibit A

Name of Grantee:
Maximum No. of Restricted Stock Units Granted: (the “Maximum Award”)
Grant Date:

1.Definitions. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Agreement or in the Plan, as applicable. For purposes of this Exhibit A and the Agreement, the following terms shall have the following meanings:
(a)“Average Same-Center NOI Growth” means the average Same-Center NOI Growth over the Performance Period for the Company or member of the Peer Group, as applicable.
(b)“Cause” has the meaning set forth in the Severance Plan.
(c)“Core FFO Per Share Growth” is calculated as the Core FFO per share of the last year of the Performance Period (or pro-rated portion of the Performance period in the event of a Change in Control) divided by the Core FFO per share of the full year preceding the beginning of the Performance Period. For the avoidance of doubt, the share count used to calculate the Company’s Core FFO Per Share Growth will include all outstanding Stock and vested non-controlling interests convertible into Stock but will exclude any shares or non-controlling interests issued pursuant to the earnout provisions of the Definitive Contribution Agreement, dated May 18, 2017, between the Company and Phillips Edison Limited Partnership, as amended.
(d)“Core FFO” means core funds from operations of the Company or member of the Peer Group, as applicable, for each year in the Performance Period determined by reference to the consolidated financial statements of the Company or member of the Peer Group for such year. The Company’s Core FFO shall be subject to adjustment at the discretion of the Committee to take into account unusual or infrequently occurring events.
(e)“Disability” has the meaning set forth in the Severance Plan.
(f)“Good Reason” has the meaning set forth in the Severance Plan.
(g)“NAV Per Share” means the Company’s net asset value per share as reported in reports filed by the Company with the U.S. Securities and Exchange Commission. NAV Per Share shall be measured on a cumulative basis for the Performance Period and shall be measured on an annual basis thereafter through the Expiration Date. In the event of a Change in Control prior to the Expiration Date, NAV Per Share shall be measured as of the date of the Change in Control and shall be equal to the middle of the NAV Per Share range established by an independent third-party valuation.
(h)“Peer Group” means members of the Company’s peer group, as determined by the Committee as of the Grant Date, which is comprised of Brixmor Property Group Inc. (BRX), Regency Centers Corporation (NYSE: REG), Weingarten Realty Investors (NYSE: WRI), Kimco Realty Corporation (NYSE: KIM), Retail Properties of America, Inc. (NYSE: RPAI), Ramco-Gershenson Properties Trust (NYSE: RPT), Retail Opportunity Investments Corporation (NASDAQ: ROIC), and Kite Realty Group Trust (NYSE: KRG) (with appropriate or necessary adjustments during the Performance Period as determined by the Committee in good faith).

(i)“Performance Factor” means the percentage, from 0% to 100%, that will be applied to determine the Maximum Award.
(j)“Performance Metrics” means Average Same-Center NOI Growth and Core FFO Per Share Growth.
(k)“Retirement” means termination of Grantee’s employment with the Company after reaching the age of 65, following at least 10 years of service to the Company. For the avoidance of doubt, a termination for Cause shall not constitute Retirement hereunder.
(l)“Same-Center NOI Growth” means the same-center net operating income growth of the Company or member of the Peer Group, as applicable, for each year of the Performance Period determined by reference to the consolidated financial statements of the Company or member of the Peer Group for such year. The Company’s Same-Center NOI Growth shall be subject to adjustment at the discretion of the Committee to take into account unusual or infrequently occurring events. For the avoidance of doubt, the Company’s Same-Center NOI Growth will not be measured inclusive of redevelopment growth.
(m)“Severance Period” has the meaning set forth in the Severance Plan.
(n)“Severance Plan” means the Phillips Edison & Company, Inc. Amended Executive Severance and Change in Control Plan as in effect as of the Grant Date.
2.Earned Restricted Stock Units. Fifty percent (50%) of the Maximum Award shall be earned based upon the Company’s Average Same-Center NOI Growth for the Performance Period relative to the Average Same-Center NOI Growth of the Peer Group for the Performance Period (the “Same Center NOI RSUs”) and fifty percent (50%) of the Maximum Award shall be earned based upon the Company’s Core FFO Per Share Growth for the Performance Period relative to the Core FFO Per Share Growth of the Peer Group for the Performance Period (the “Core FFO RSUs”), each determined as set forth in the table below, and shall be equal to: (i) the number of Same Center NOI RSUs or Core FFO RSUs, as applicable; multiplied by (ii) the Performance Factor, where the Performance Factor shall be determined based on the Company’s percentile ranking for the applicable Performance Metric for the Performance Period in relation to the Peer Group. In no event may more than 100% of the Same-Center NOI RSUs or 100% of the Core FFO RSUs become Earned Restricted Stock Units.

Award Level	Percentile Rank Relative to the Peer Group	Performance Factor*
Maximum	At or above the 75th Percentile	100%
Target	At the 50th Percentile	50%
Threshold	At the 25th Percentile	25%
Less than Threshold	Below the 25th Percentile	0%

* The Performance Factor will be determined based on straight line interpolation for relative performance between the Threshold-Target and Target-Maximum Award Levels set forth above. The Maximum Performance Factor for each Performance Metric is 100%.
3.NAV Modifier. Notwithstanding the provisions of Section 2 above, in the event that the Committee determines that NAV Per Share for the entire Performance Period is negative (i.e., NAV Per Share at the beginning of the Performance Period is more than NAV Per Share at the end of the Performance Period), any portion of the Maximum Award in excess of 50% of the total amount of the

Maximum Award that becomes Earned Restricted Stock Units pursuant to Section 2 of the Agreement shall remain outstanding but shall not vest (such portion of the Earned Restricted Stock Units in excess of 50% of the Maximum Award, the “Contingent Restricted Stock Units”). The Contingent Restricted Stock Units shall only vest if the Committee determines that NAV Per Share becomes positive on or prior to the Expiration Date (i.e., NAV Per Share on the relevant measurement date exceeds NAV Per Share at the beginning of the Performance Period). In the event that the Committee determines that NAV Per Share is positive on or prior to the Expiration Date, the Contingent Restricted Stock Units shall become vested and nonforfeitable on such date and shall be settled in accordance with Section 6 of the Agreement. In the event of a Change in Control, as soon as practicable following the date of the Change in Control but in no event more than sixty (60) days thereafter, the Committee shall determine NAV Per Share as of the date of the Change of Control and, if NAV Per Share is positive as of the date of the Change in Control (i.e., NAV Per Share on the date of the Change in Control exceeds NAV Per Share at the beginning of the Performance Period), all Earned Restricted Stock Units shall vest and become nonforfeitable on the date the Committee makes such determination. In the event the Stock becomes admitted to trade on a national securities exchange, NAV Per Share shall be deemed to be positive on the date that the Committee determines that the closing price of the Stock on such national securities exchange exceeds NAV Per Share at the beginning of the Performance Period for twenty (20) consecutive trading days.
4.Termination of Employment as a result of Death, Disability, or Retirement. In the event that the Grantee’s employment with the Company is terminated as a result of the Grantee’s death, Disability, or Retirement, following the Valuation Date, the portion of the Restricted Stock Units that would have vested during the Severance Period shall thereupon vest. In the event that the Grantee’s employment with the Company is terminated as a result of the Grantee’s death, Disability, or Retirement prior to the Valuation Date, the Award shall remain outstanding and shall not be forfeited and, the Grantee shall become vested in a pro-rated portion of the number of Restricted Stock Units that are deemed Earned Restricted Stock Units on the Valuation Date. The pro-ration shall be determined based on the ratio of (i) the number of days the Grantee was employed during the Performance Period plus the number of days in the Grantee’s Severance Period to (ii) the total number of days in the Performance Period.
5.Executive Severance and Change in Control Plan; Termination without Cause or Resignation for Good Reason. Notwithstanding anything to the contrary in the Agreement, the terms of the Severance Plan shall remain in effect. In the event of a termination of the Grantee’s employment by the Company and its Affiliates (as defined in the Severance Plan) not for Cause or the Grantee resigns for Good Reason, the Award shall be treated as set forth in Section 4(c) or Section 5(c) of the Severance Plan, as applicable.
6.Other Termination. For the avoidance of doubt, in the event of a termination of the Grantee’s employment by the Company for Cause or the Grantee’s resignation not for Good Reason and not as a result of Grantee’s death, Disability or Retirement, Section 5 of the Agreement shall apply.
7.Prior Awards. Notwithstanding anything to the contrary in any prior award agreement granted under the Plan, the definitions of Cause, Change in Control, Disability, Good Reason, Retirement, and Severance Plan in this Agreement and Exhibit A, shall apply to all awards granted under the Plan on or prior to the date hereof and entirely supersede and replace any similar definitions applicable to such prior awards.